UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Tradeweb Markets Inc.

(Name of Issuer)

Class A Common Stock, par value $0.00001 per share

(Title of Class of Securities)

892672106

(CUSIP Number)

December 31, 2019

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 892672106	13G	Page 2 of 27

1.	Name of Reporting Persons: Refinitiv TW Holdings Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 96,933,192
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 96,933,192
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 96,933,192
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 60.4%
12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 892672106	13G	Page 3 of 27

1.	Name of Reporting Persons: Refinitiv US PME LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 22,988,329
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 22,988,329
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 22,988,329
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 26.5%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 892672106	13G	Page 4 of 27

1.	Name of Reporting Persons: Refinitiv US LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 22,988,329
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 22,988,329
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 22,988,329
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 26.5%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 892672106	13G	Page 5 of 27

1.	Name of Reporting Persons: Refinitiv US Holdings Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 22,988,329
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 22,988,329
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 22,988,329
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 26.5%
12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 892672106	13G	Page 6 of 27

1.	Name of Reporting Persons: Refinitiv Parent Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 119,921,521
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 119,921,521
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 119,921,521
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.3%
12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 892672106	13G	Page 7 of 27

1.	Name of Reporting Persons: Refinitiv Holdings Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 119,921,521
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 119,921,521
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 119,921,521
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.3%
12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 892672106	13G	Page 8 of 27

1.	Name of Reporting Persons: BCP York Holdings (Delaware) L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 119,921,521
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 119,921,521
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 119,921,521
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.3%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 892672106	13G	Page 9 of 27

1.	Name of Reporting Persons: BCP York Holdings GP (Delaware) L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 119,921,521
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 119,921,521
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 119,921,521
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 892672106	13G	Page 10 of 27

1.	Name of Reporting Persons: BCP York Subsidiary (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 119,921,521
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 119,921,521
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 119,921,521
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.3%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 892672106	13G	Page 11 of 27

1.	Name of Reporting Persons: BCP VII Holdings Manager (Cayman) L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 119,921,521
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 119,921,521
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 119,921,521
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 892672106	13G	Page 12 of 27

1.	Name of Reporting Persons: Blackstone Management Associates (Cayman) VII L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 119,921,521
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 119,921,521
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 119,921,521
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.3%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 892672106	13G	Page 13 of 27

1.	Name of Reporting Persons: BCP VII GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 119,921,521
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 119,921,521
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 119,921,521
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 892672106	13G	Page 14 of 27

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 119,921,521
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 119,921,521
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 119,921,521
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.3%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 892672106	13G	Page 15 of 27

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 119,921,521
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 119,921,521
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 119,921,521
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.3%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 892672106	13G	Page 16 of 27

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 119,921,521
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 119,921,521
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 119,921,521
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 892672106	13G	Page 17 of 27

1.	Name of Reporting Persons: The Blackstone Group Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 119,921,521
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 119,921,521
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 119,921,521
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.3%
12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 892672106	13G	Page 18 of 27

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 119,921,521
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 119,921,521
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 119,921,521
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 892672106	13G	Page 19 of 27

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 119,921,521
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 119,921,521
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 119,921,521
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.3%
12.	Type of Reporting Person (See Instructions): IN

Item 1.	(a). Name of Issuer

Tradeweb Markets Inc. (the “Issuer”)

(b). Address of Issuer’s Principal Executive Offices:

1177 Avenue of the Americas

New York, New York 10036

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	Refinitiv TW Holdings Ltd.

c/o Refinitiv, 3 Times Square

New York, NY 10036

Citizenship: Cayman Islands

(ii)	Refinitiv US PME LLC

c/o Refinitiv, 3 Times Square

New York, NY 10036

Citizenship: Delaware

(iii)	Refinitiv US LLC

c/o Refinitiv, 3 Times Square

New York, NY 10036

Citizenship: Delaware

(iv)	Refinitiv US Holdings Inc.

c/o Refinitiv, 3 Times Square

New York, NY 10036

Citizenship: Delaware

(v)	Refinitiv Parent Limited

c/o Refinitiv, 3 Times Square

New York, NY 10036

Citizenship: Cayman Islands

(vi)	Refinitiv Holdings Limited

c/o Refinitiv, 3 Times Square

New York, NY 10036

Citizenship: Cayman Islands

(vii)	BCP York Holdings (Delaware) L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	BCP York Holdings GP (Delaware) L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix)	BCP York Subsidiary (Cayman) L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(x)	BCP VII Holdings Manager (Cayman) L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	Blackstone Management Associates (Cayman) VII L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(xii)	BCP VII GP L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii)	Blackstone Holdings III L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(xiv)	Blackstone Holdings III GP L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xv)	Blackstone Holdings III GP Management L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvi)	The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvii)	Blackstone Group Management L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xviii)	Stephen A. Schwarzman

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: United States

Refinitiv TW Holdings Ltd. and Refinitiv US PME LLC (collectively, the “Direct Holders”) directly hold the securities reported herein.

Refinitiv US LLC is the controlling member of Refinitiv US PME LLC. Refinitiv US Holdings Inc. is the sole member of Refinitiv US LLC. Refinitiv Parent Limited is the sole shareholder of Refinitiv US Holdings Inc. and Refinitiv TW Holdings Ltd. Refinitiv Holdings Limited is the sole shareholder of Refinitiv Parent Limited. BCP York Holdings (Delaware) L.P. is the majority shareholder of Refinitiv Holdings Limited. BCP York Holdings GP (Delaware) L.L.C. is the general partner of BCP York Holdings (Delaware) L.P. BCP York Subsidiary (Cayman) L.P. is the sole member of BCP York Holdings GP (Delaware) L.L.C. BCP VII Holdings Manager (Cayman) L.L.C. is the general partner of BCP York Subsidiary (Cayman) L.P.

Blackstone Management Associates (Cayman) VII L.P. is the managing member of BCP VII Holdings Manager (Cayman) L.L.C. BCP VII GP L.L.C. is the general partner of Blackstone Management Associates (Cayman) VII L.P. Blackstone Holdings III L.P. is the sole member of BCP VII GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group Inc. The sole holder of the Class C common stock of The Blackstone Group Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the shares of Common Stock (as defined below) beneficially owned by the Direct Holders directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Direct Holders to the extent they directly hold Common Stock) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”).

Item 2(e).	CUSIP Number:

892672106

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

  Calculations of the percentage of shares of Class A Common Stock beneficially owned assume 63,674,649 shares of Class A Common Stock outstanding as of November 1, 2019, as reported in the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2019, and also takes into account the shares of Class A Common Stock underlying any shares of Class B common stock of the Issuer (“Class B Common Stock”) or non-voting common units of Tradeweb Markets LLC, a subsidiary of the Issuer (“LLC Units”), held by Reporting Persons, as applicable. Each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Class A Common Stock listed on such Reporting Person’s cover page.

Refinitiv TW Holdings Ltd. directly holds 96,933,192 shares of Class B Common Stock and Refinitiv US PME LLC directly holds 22,988,329 LLC Units. The Class B Common Stock is exchangeable for shares of Class A Common Stock on a one-for-one basis at the discretion of the holder. LLC Units may be exchanged for shares of Class A Common Stock or Class B Common Stock, in each case, on a one-for-one basis at the discretion of the holder.

(b) Percent of class:

Each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of Class A Common Stock listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2020

REFINITIV TW HOLDINGS LTD.

By:	/s/ Mark Irving
Name:	Mark Irving
Title:	Assistant Secretary

REFINITIV US PME LLC

By:	/s/ Stephen Leith
Name:	Stephen Leith
Title:	President

REFINITIV US LLC

By:	/s/ Mark Irving
Name:	Mark Irving
Title:	Assistant Secretary

REFINITIV US HOLDINGS INC.

By:	/s/ Mark Irving
Name:	Mark Irving
Title:	Assistant Secretary

REFINITIV PARENT LIMITED

By:	/s/ Mark Irving
Name:	Mark Irving
Title:	Assistant Secretary

REFINITIV HOLDINGS LIMITED

By:	/s/ Mark Irving
Name:	Mark Irving
Title:	Assistant Secretary

BCP YORK HOLDINGS (DELAWARE) L.P. By: BCP York Holdings GP (Delaware) L.L.C., its general partner

By:	/s/ Martin J. Brand
Name:	Martin J. Brand
Title:	President

[Tradeweb Markets Inc. - Schedule 13G]

BCP YORK HOLDINGS GP (DELAWARE) L.L.C.

By:	/s/ Martin J. Brand
Name:	Martin J. Brand
Title:	President

BCP YORK SUBSIDIARY (CAYMAN) L.P. By: BCP VII Holdings Manager (Cayman) L.L.C., its
general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCP VII HOLDINGS MANAGER (CAYMAN) L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) VII L.P.
By: BCP VII GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCP VII GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P. By: Blackstone Holdings III GP L.P., its general partner By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Tradeweb Markets Inc. - Schedule 13G]

BLACKSTONE HOLDINGS III GP L.P. By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

[Tradeweb Markets Inc. - Schedule 13G]

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated February 14, 2020, among the Reporting Persons (filed herewith).